                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             SEC FILE NUMBER 0-16416

                             CUSIP NUMBER 286133103

                                  (CHECK ONE):
     [ ] FORM 10-K [ ] FORM 20-F [ ] FORM 11-K [X] FORM 10-Q [ ] FORM N-SAR

                        FOR PERIOD ENDED: APRIL 30, 2000


      [ ] TRANSITION REPORT ON FORM 10-K [ ] TRANSITION REPORT ON FORM 10-Q
     [ ] TRANSITION REPORT ON FORM 20-F [ ] TRANSITION REPORT ON FORM N-SAR
                       [ ] TRANSITION REPORT ON FORM 11-K

                        FOR THE TRANSITION PERIOD ENDED:



    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


 IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY
                 THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:




                        PART I -- REGISTRANT INFORMATION


                                ELECTROPURE, INC.

                             FULL NAME OF REGISTRANT



                            FORMER NAME IF APPLICABLE

                            23456 SOUTH POINTE DRIVE

            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

                              LAGUNA HILL, CA 92653

                            CITY, STATE AND ZIP CODE

                        PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

     [X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ](c) The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Registrant's Quarterly Report on Form 10Q-SB for the fiscal quarter ended April 30, 2000 could not be filed within the prescribed time period due to the delays experienced by the Company in preparing and completing the information to comply with the new rule requiring that our external auditors review the financial statements. The Registrant will file the Quarterly Report on Form 10-QSB for the period ended April 20, 2000 on or before June 19, 2000.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


             Catherine Patterson                   949             770-9347
      -------------------------------------    -----------    ------------------
                    (Name)                     (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


                                 [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Electropure, Inc.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date June 14, 2000                         By /s/ CATHERINE PATTERSON
                                           --------------------------
                                              Catherine Patterson
                                              Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001)